UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Fields Rose, Debbi
   1267 East Massey Road
   Memphis, TN  38120
2. Issuer Name and Ticker or Trading Symbol
   Outback Steakhouse, Inc.
   OSI
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Phantom Stock Units     |1-1     |02/02|A   |212.39     |A  |(1)  |(1)  |Common Stock|212.39 |$24.719|            |D  |            |
                        |        |/00  |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-1     |04/27|A   |184.07     |A  |(1)  |(1)  |Common Stock|184.07 |$28.522|            |D  |            |
                        |        |/00  |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-1     |07/26|A   |159.28     |A  |(1)  |(1)  |Common Stock|159.28 |$29.821|            |D  |            |
                        |        |/00  |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-1     |10/26|A   |201.25     |A  |(1)  |(1)  |Common Stock|201.25 |$23.603|2,317.95(2) |D  |            |
                        |        |/00  |    |           |   |     |     |            |       |       |            |   |            |
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Stock Option (right to b|$21.00  |     |    |           |   |(3)  |1/23/|Common Stock|45,000 |       |45,000      |D  |            |
uy)                     |        |     |    |           |   |     |2006 |            |       |       |            |   |            |
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Explanation of Responses:
(1) The phantom stock units were accrued under the Company's Deferred Compensation and Stock Plan and are settled 100% in the Company's common stock upon the reporting person's cessation as a director of the Company.
(2) Derivative securities beneficially owned at end of year include (i) 448.97 phantom stock units accrued in fiscal year 1997 ranging in stock prices from $15.840 to $17.669 and are each settled
100% in the Company's common stock upon cessation as a director of the Company;
(ii) 439.26 phantom stock units accrued in fiscal year 1998 ranging in stock prices from $18.070 to $24.697, and are each settled 100% in the Company's common stock upon cessation as a director of the Company; and (iii) 672.73 phantom stock units accrued in fiscal year 1999 ranging in stock prices from $25.33 to $36.68, and are each settled 100% in the Company's common stock upon cessation as a director of the Company.
(3) Currently exercisable. The option vested in three equal annual installments beginning on January 24, 1996.
SIGNATURE OF REPORTING PERSON
            Debbie Fields Rose